Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement") is made and entered into effective as of the 28th day of June, 2012, by and between Thomas Cox (hereinafter generally referred to as “Mr. Cox”) and Healthways, Inc. and its subsidiaries, affiliates and related entities, with a principal office of 701 Cool Springs Blvd., Franklin, Tennessee 37067 (as more fully defined in Paragraph 2 below, "Healthways").

W I T N E S S E T H:

WHEREAS, Mr. Cox is the Vice President and Chief Operating Officer of Healthways, and the parties have agreed that Mr. Cox’s last day of employment with Healthways will be the close of business on July 31, 2012 (the "Effective Date"); and

WHEREAS, Mr. Cox and Healthways are parties to a certain Employment Agreement dated December 31, 2010 (the “Employment Agreement”); and in connection therewith, and following a period of negotiations between the parties, Mr. Cox and Healthways wish to enter into this Agreement to terminate the Employment Agreement (not including those provisions expressly set forth herein that survive termination) and so that Mr. Cox may provide a general release of claims against Healthways in exchange for certain benefits and compensation set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1.           End of Employment; Transition Support.  Mr. Cox hereby confirms that his employment as Vice President and Chief Operating Officer of Healthways and any other duties and responsibilities that he may have as an officer or director or otherwise with Healthways, its subsidiaries, related entities and affiliates will end as of the Effective Date.  In consideration of the payments herein, Mr. Cox agrees from the Effective Date to October 31, 2012 (the “Transition Support Period”) to provide reasonable support and assistance, including being available by telephone and/or in person, to Healthways as Healthways shall reasonably request in order for Healthways to conduct an orderly transition of Mr. Cox’s duties and responsibilities.

2.           Release.  In consideration of the payments described in Paragraph 11 below and the mutual promises herein, Mr. Cox does hereby irrevocably and unconditionally release, acquit and discharge Healthways Inc., any related or affiliated companies and all other subsidiaries, assigns, predecessors or transferees, all present and former directors, officers, insurers, employees, servants and agents of any of them (together, individually and collectively, “Healthways”), from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, up until the Effective Date, whether known or unknown, fixed or contingent, choate or inchoate, arising out of or in any way connected with the employment of Mr. Cox by Healthways and with his separation from employment with Healthways, including but not limited to any and all claims under the Employment Agreement or otherwise for pay, benefits, damages, or any other relief which were, might or could have been asserted in any court, before any arbitrator, or before any administrative agency, including without limitation, the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veteran's Readjustment Assistance Act; the Uniformed Service Employment and Reemployment Rights Act of 1994; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; any and all “whistle blower” employee statutes or regulations (i.e., those providing protection to an employee who raises charges of illegality, impropriety, workplace misconduct, failure to adhere to policies and procedures, etc.), any amendments to any of the foregoing, and any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation any law related to discrimination (i.e., those pertaining generally to race, color, sex, age, religion, national origin, sexual orientation, worker’s compensation or disability), retaliatory discharge (whether actual or constructive, and as and to the extent related to any of the foregoing), terms and conditions of employment, or termination of employment, to the full extent that such a release is allowed by law.  This provision does not include the release of claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act or any claim related to the rights and benefits granted by the express terms of this Agreement.

In consideration of the mutual promises and consideration given herein, Healthways does hereby irrevocably and unconditionally release, acquit and discharge Mr. Cox, his spouse and his heirs from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, up until the Effective Date, whether known or unknown, fixed or contingent, choate or inchoate, arising out of or in any way connected with the employment of Mr. Cox by Healthways and with his separation from employment with Healthways, including but not limited to any claim under the Employment Agreement.

Both parties recognize and agree that these mutual releases are only for claims which have accrued as of the Effective Date, and do not include any claim for breach of this Agreement, nor any claim for breaches of the portions of the Employment Agreement reaffirmed by this Agreement (including, without limitation, Paragraph 12 hereof) after the Effective Date.

3.           Waiver.  Mr. Cox acknowledges that he is aware of his rights under the laws specifically and generally described above and that he waives those rights to the full extent that waiver is allowed by law; although the provisions of such waiver are not intended to be, nor shall the same be construed as, an indication that Mr. Cox has any legitimate causes of action under such provisions nor that Healthways has taken any actions in violation of such provisions.

4.           No Admission. Mr. Cox also expressly acknowledges that the payments described in Paragraph 11 shall not be considered an admission of liability or an admission that Healthways has violated any law, regulation or contract (express or implied). Mr. Cox further acknowledges that the payments provided hereunder also represent payment in full in satisfaction and resolution of all potential and/or disputed claims for back pay, severance pay, bonuses, equity grants/options, vacation pay (to the extent permitted by applicable law and except to the extent separately paid pursuant to company policy), compensatory, punitive, and/or liquidated damages, and damages or relief of any kind including costs, attorneys' fees, and expenses arising out of or pertaining to the unasserted claims released by this Agreement.

5.           No Pending Complaints.  Mr. Cox represents and warrants that he has not filed any complaint(s) or charge(s) against Healthways with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against Healthways on behalf of Mr. Cox, then Mr. Cox will request such agency or court to withdraw from the matter and Mr. Cox will refuse any benefits derived therefrom, and the release contained in this Agreement shall apply to such claim.  This Agreement will not affect Mr. Cox’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after the Effective Date and which are not the subject of this Agreement. Mr. Cox represents and warrants that he has no knowledge of any practice engaged in by Healthways that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

6.           Tax Liability.  Mr. Cox further acknowledges and agrees that any tax consequence which he may personally incur which arises from or is attributable to the payments described in Paragraph 11 is solely his responsibility, although Healthways agrees to continue making withholdings and deductions from such payments in accordance with Mr. Cox’s most current W-4 on file with Healthways.

7.           Civil Action Waiver.  In consideration of the payments described in Paragraph 11 below, Mr. Cox further agrees to neither institute nor in any manner voluntarily participate in, as a class member or otherwise, any civil action or arbitration against Healthways which is now pending or may hereafter be brought that concerns any matter encompassed by this Agreement.

8.           Return of Company Property.  Mr. Cox agrees to return, and shall not retain possession of, any and all copies of confidential and proprietary Healthways material, information and property in his possession or control (these include, without limitation, all documents, manuals, letterhead/stationary, business cards, computers, computer programs, phones, cds, diskettes, emails, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, in any way relating to Healthways/ business and prepared by Mr. Cox or obtained from Healthways during the course of Mr. Cox’s employment with Healthways); and regardless of whether any of the foregoing should be in electronic form, tangible form, or any combination thereof.

9.           Termination of Employment / Benefits Information.  Mr. Cox acknowledges that his employment with Healthways, together with his rights to continue to participate in (and Healthways corresponding obligation to provide, make contributions to or fund) any Healthways related benefits, deferred compensation plans (including bonus plans and the Corporate and Subsidiary Capital Accumulation Plan), 401k plans, stock incentive plans, insurance coverage and COBRA coverage, and any other Healthways monitored or provided benefit plan or program, will cease effective the close of business on the Effective Date except as specifically provided for in Paragraph 11 herein.

10.           Validity. If any term, condition, section or provision of this Agreement shall be held to be invalid or unenforceable, such invalidity shall not affect any other term, condition, section or provision hereof, and this Agreement shall be construed and enforced as if such term, condition, section or provision had not been included.

11.           Consideration.  In return for Mr. Cox’s execution, delivery and non-revocation of this Agreement and his faithful and strict adherence and compliance to the terms hereof, Healthways agrees to provide Mr. Cox, in addition to the other promises and consideration set forth herein, and in lieu of any severance pay and benefits set forth in the Employment Agreement or otherwise, the following:

(a) all Base Salary and benefits due through the Effective Date, such Base Salary payable in cash in accordance with Healthways’ regular payroll practices;

(b) an aggregate of $584,375, representing an amount equal to Mr. Cox’s Base Salary as of the Effective Date for a total of fifteen (15) months, $116,875 (net of applicable withholdings) of which will be paid promptly following the Revocation Period (as hereinafter defined) without this Agreement having been revoked by Mr. Cox, and $467,500 (net of applicable withholdings) of which will be paid on November 1, 2012, upon Mr. Cox’s completion of the support and assistance to be provided during the Transition Support Period;

(c) accelerated vesting of the first tranche of the Performance Cash Award granted pursuant to the Performance Cash Award Agreement between Healthways and Mr. Cox dated as of February 24, 2010, eligible for vesting based on Healthways’ results for the year ended December 31, 2010 and, accordingly, Healthways shall pay to Mr. Cox $84,883 in cash promptly upon expiration of the Revocation Period;

(d) accelerated vesting (to the extent not vested) of the restricted stock units set forth on Appendix A attached hereto and incorporated herein by reference, which Mr. Cox acknowledges and agrees represent all restricted stock units held by him.  Except as modified hereby, the restricted stock units will continue to be governed by the applicable Restricted Stock Unit Award Agreement (collectively, the “RSU Agreements”) and the Healthways Inc. 2007 Stock Incentive Plan (the “Plan”), and, in accordance with the RSU Agreements, Healthways will issue Mr. Cox on the Effective Date one share of Healthways’ common stock for each restricted stock unit set forth on Appendix A attached hereto; and

(e) $175,316 (approximate amount as of the Effective Date), which represents all amounts to which Mr. Cox is entitled to receive pursuant to the Corporate and Subsidiary Capital Accumulation Plan (the “CAP Plan”) as of the Effective Date, which amounts shall thereafter be paid to Mr. Cox in accordance with his election under Section 7 of the CAP Plan.

Mr. Cox holds the options set forth on Appendix B attached hereto and incorporated herein by reference to purchase shares of Healthways common stock pursuant to the Non-Qualified Stock Option Agreements (the “Option Award Agreements”) between Healthways and Mr. Cox issued in accordance with the terms of the Plan.  Mr. Cox acknowledges and agrees that the options set forth on Appendix B represent all options he holds as of the Effective Date.  Mr. Cox further acknowledges and agrees that such options (to the extent vested as of the Effective Date) shall continue to be governed in all respects by and in accordance with the respective Option Award Agreements and the Plan.

12.           Restrictive Covenants.  Mr. Cox agrees that Article IX of the Employment Agreement and the non-competition and non-solicitation provisions in the RSU Agreements and Option Award Agreements (collectively, the “Restrictive Covenants”) will remain in full force and effect after the Effective Date, provided that Mr. Cox shall only be subject to the Restrictive Covenants for a period of 15 months following the Effective Date.  Notwithstanding the provisions of the Restrictive Covenants (including Article IX.B.1 of the Employment Agreement), Healthways consents to Mr. Cox serving after the Effective Date in the capacity of an officer or director for and holding an equity interest in My Health Direct, Inc., and the Company shall not assert that such service or equity interest is in violation of this Agreement, the Restrictive Covenants or any other non-competition or non-solicitation provisions that may be applicable to Mr. Cox, provided Mr. Cox is not otherwise in breach of this Agreement or the Restrictive Covenants.

13.           Revocation.  Mr. Cox has consulted with his attorney before his execution of this Agreement.  Mr. Cox has been advised that he had twenty-one (21) days from the date this Agreement was first presented to him in which to consider executing this Agreement; and that his decision to execute prior to the expiration of such twenty-one (21) day period was knowingly and voluntarily made. Mr. Cox further acknowledges that this Agreement has been individually negotiated and is not part of a group exit incentive or other separation package.

By signing and returning this Agreement, Mr. Cox acknowledges that he has read carefully and fully understands the terms of this Agreement, has had an opportunity to consult with his attorney prior to signing it and is signing it knowingly and voluntarily and has not been coerced or threatened into signing it or promised anything else in exchange for signing it (other than the consideration provided in Paragraph 11 above).

Furthermore, Mr. Cox is aware that he has a right for a period of seven (7) days following his execution and delivery of this Agreement (the “Revocation Period”), to revoke this Agreement. Mr. Cox’s receipt, however, of any severance benefits under this Agreement is contingent on (1) his execution and delivery of this Agreement, (2) the return of all company property in accordance with Paragraph 8 above and (3) the expiration of the Revocation Period without this Agreement being revoked by Mr. Cox.

14.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Tennessee, without regard to its conflict of laws or choice of laws provisions.  Each and every term of this agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

15.           Section 409A Provisions.  It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if Healthways determines (i) that on the Effective Date or at such other time that Healthways determines to be relevant, Mr. Cox is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Healthways and (ii) that any payments to be provided to Mr. Cox pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s termination of employment with Healthways, or such shorter period that, as determined by Healthways, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Paragraph 15 will be made in a lump sum on the first day of the seventh month following Mr. Cox’s termination of employment, or such earlier date that, as determined by Healthways, is sufficient to avoid the imposition of any Section 409A Taxes. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their reasonable best efforts to achieve timely compliance with, Code Section 409A and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  In addition, to the extent that any reimbursement (including expense reimbursements) provided for pursuant to this Agreement or other related agreement provides for a “deferral of compensation” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder, such amounts shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.  Notwithstanding the foregoing, Healthways does not warrant that any payments provided herein will qualify for favorable treatment under Code Section 409A, and Healthways will not be liable to Mr. Cox for any tax, interest or penalties that Mr. Craft might owe as a result of any payments hereunder.

16.           Indemnification.  It is understood and agreed that Healthways will indemnify Mr. Cox in accordance with Healthways Restated Certificate of Incorporation, as amended, in connection with the defense of any action, suit or proceeding to which Mr. Cox is made a party by reason of being (or having been) an officer, director, or employee of Healthways or any of its subsidiaries.

17.           Integration.  Mr. Cox acknowledges and agrees that this Agreement contains the parties' entire understanding and supersedes and replaces any other agreement regarding the subject matter hereof, except that ARTICLE IX of the Employment Agreement has been incorporated herein and remains in full force and effect as modified by Paragraph 12.  Mr. Cox acknowledges that this Agreement is not executed in reliance upon any statement or representation made by Healthways outside of this Agreement and that the benefits and compensation provided or referenced hereunder are in lieu of all other benefits and compensation whatsoever, whether pursuant to the Employment Agreement or otherwise.

18.           Binding Effect / No Oral Modification.  This Agreement shall be binding upon Healthways, Mr. Cox and upon Mr. Cox’s heirs, administrators, representatives and executors.  The provisions of this Agreement may not be modified orally, but only in a writing signed by the parties to be charged.

I HAVE READ THE FOREGOING RELEASE, I FULLY UNDERSTAND ITS TERMS, I HAVE BEEN GIVEN 21 DAYS OR REASONABLE TIME TO CONSULT WITH AN ATTORNEY ABOUT IT, AND I HAVE SIGNED IT VOLUNTARILY THIS THE 28th DAY OF JUNE, 2012.

/s/ Thomas Cox
______________________________________                                                                         __June 28, 2012______________________
Thomas Cox                                                                                                              Date

/s/ Ben R. Leedle, Jr.
_____________________________________                                                                           __June 28, 2012______________________
On behalf of Healthways, Inc.                                                                                                  Date

Appendix A
Restricted Stock Units

Grant Date	Units
02/21/2012	28,447
12/02/2010	50,000
02/24/2010	1,150
02/12/2009	2,846
08/15/2008	7,777
Total	90,220

Appendix B
Options

Grant Price	Grant Date	Total Options Granted	Exercisable Options	Unvested Options	Total Outstanding Options
$7.4700	02/21/2012	51,873	0	51,873	51,873
$9.9600	12/02/2010	150,000	0	150,000	150,000
$15.4400	02/24/2010	17,234	8,617	8,617	17,234
$11.5700	02/12/2009	22,878	17,159	5,719	22,878
Totals:		241,985	25,776	216,209	241,985